UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 27, 2013
Date of Report (Date of earliest event reported)

DUMA ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	000-53313 (Commission File Number)	30-0420930 (IRS Employer Identification No.)

800 Gessner, Suite 200, Houston, Texas (Address of principal executive offices)	77024 (Zip Code)

(281) 408-4880
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective on October 27, 2013, the board of directors (the "Board") of Duma Energy Corp. (the "Company") accepted the resignation of Jeremy G. Driver as President of the Company. Mr. Driver continues to serve as the Chief Executive Officer and a director of the Company. Concurrent with the resignation of Mr. Driver as President, the Board appointed Charles F. Dommer as President of the Company.

Effective October 31, 2013, the Board accepted the resignation of Leonard Garcia as a director of the Company.

Charles F. Dommer

Charles F. Dommer is an exploration and development executive with 35 years of managerial positions in the demanding environment of international and domestic oil and gas exploitation, exploration and acquisitions. Mr. Dommer has managed many major projects in the competitive arena of oil and gas exploration and development.

From December 2010 until present, Mr. Dommer has served as the Vice President of Exploration and Development for Hydrocarb Corporation. From January 2000 to December 2010, Mr. Dommer served as a consulting Geologist/Geophysicist for Trans Global Engineering, Inc., of Denver, Colorado. Mr. Dommer's past experience includes Senior Geologist at Phillips Petroleum Company, located in Texas, and the establishment of a Geology and Reservoir Engineering Department in Siberia for Occidental Petroleum Joint Venture, Vanyoganneft. Mr. Dommer has a B.S. Geology degree from Arizona State University.

As a result of the above-referenced resignations and appointments, the Company's current directors and Executive Officers are as follows:

Name	Position
Jeremy G. Driver	Chief Executive Officer and a director;
Charles F. Dommer	President;
Kent P. Watts	Chairman and a director;
John E. Brewster, Jr.	Director;
S. Chris Herndon	Director;
Pasquale V. Scatturo	Director; and
Sarah Berel-Harrop	Secretary, Treasurer and Chief Financial Officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DUMA ENERGY CORP.
Date: October 31, 2013	/s/ Jeremy Driver Name: Jeremy Driver Title: Chief Executive Officer and a director

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